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                              EMPLOYMENT AGREEMENT


                  AGREEMENT, dated as of January 3, 2000, by and among GLIMCHER DEVELOPMENT CORPORATION, a Delaware Corporation, with offices at 20 South Third Street, Columbus, Ohio, 43215, ("the Company") and P. Martin Yates, an individual residing at 4890 Gardner Road, Metamora, MI 48455 (the "Executive").

                  WHEREAS, the Executive Compensation Committee of the Board of Trustees of Glimcher Realty Trust ("Committee"), ratified and approved the employment by Glimcher Development Corporation, an affiliate of Glimcher Realty Trust, of the Executive pursuant to the terms and conditions of the Executed Engagement Letter; and

                  WHEREAS, the Company, upon approval of the employment of Executive by the Committee, agreed to prepare a formal written Employment Agreement containing provisions of the Engagement Letter.

                  IT IS AGREED:

A. JOB COMMENCEMENT:

   January 3, 2000

B. TERM OF EMPLOYMENT AGREEMENT:

   1. 2 years

   2. Subject to Termination Issues as set forth below

C. DUTIES:

   1. Title: Senior Vice President, Director of Leasing
   2. Report to Michael Glimcher, President
   3. Responsibilities: The position and Executive will be directly responsible for the releasing of all existing properties and the leasing of future properties within the parameters of proforma rents and allowances that will be budgeted for on a project by project basis and to further increase the occupancy percentage of the GLA on an ongoing basis. The position and Executive will have direct reporting supervision of the leasing department personnel and further train and hire additional personnel as needed. The position and Executive will have the sole responsibility of all hiring and terminations within the department, subject to guidelines of the Executive Compensation Committee of Glimcher Properties Corporation and upon the approval of the Vice President, Human Resources.

D. TERMINATION ISSUES:

   1. Death or Disability: Agreement terminates upon death or total disability

   2. Termination with Cause: During the term of your employment, you can only be terminated by the Company for Cause. "Cause" means the willful failure to perform Executive's duties with the Company or Executive's engagement in conduct (including but in no way limited to fraud or theft) which has a material adverse effect on the business affairs of the Company, monetarily or otherwise. For a termination with cause, Executive shall not be entitled to any benefits or compensation referenced in item D.3 of this document.

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   3. Termination without cause: If you are terminated without cause, the
      Company shall pay Executive's base salary and bonus for a period of two years form employment termination date. The Company shall also pay Executive's health, life and disability insurance for a two year severance period from employment termination date. Benefit and compensation amounts referenced herein are not subject to mitigation.
   4. Termination by Executive: If Executive voluntarily terminates your employment for any reason, Executive shall not be entitled to any benefits or compensation referenced in item D.3 of this document.

E. COMPENSATION:

   1. Salary: Base Salary of $300,000 annual. Fixed percentage increases to be determined annually by the Executive Compensation Committee. Additional compensation in the amount of $60,000 will be paid in quarterly installments of $15,000.
   2. Bonus: To mutually agree upon on a system based on performance.
   3. Incentive Compensation: Bonus based on achievement of certain targets regarding Net Operating Income in connection with new projects as they are developed such as Cincinnati and Polaris. This incentive should be structured on the basis of maximizing income and minimizing costs. The terms and conditions of the incentive compensation shall be equivalent to other executives at similar levels within the Company as determined by the Executive Compensation Committee.

   4. Equity Compensation: Participation in stock options or stock grant issues; amounts of options or shares to be determined by the Executive Compensation Committee.

F. RETIREMENT PROGRAMS: Participation in the 401(k)

G. SEVERANCE BENEFIT AGREEMENTS: The Severance Benefit Agreement to which Executive and the Company are already parties will continue in full force and effect. This is substantially the same severance benefit agreement as provided other senior executives which provides a lump sum payment equal to three (3) times the Executive's total compensation. Severance benefits shall also include acceleration of vesting of options and other benefits in the event of change of control as contained in the current Severance Benefit Agreements currently in effect with other senior executives. There will be no severance benefit agreement between Executive and the Company relating to a change in control other than that agreed to by the Executive and the Company in writing.

H. MISCELLANEOUS BENEFITS:

   1. Travel expenses
   2. Temporary Housing/Relocation expenses. A one time payment of $25,000 for miscellaneous relocation expenses payable upon commencement of employment. The Company will also pay your moving expenses.
   3. Insurance: Medical, Dental, Life and Disability, in accordance with current Company guidelines.
   4. 3 weeks vacation
   5. Holidays are per Company policy as outlined in the Managers Handbook.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written,


GLIMCHER DEVELOPMENT CORPORATION
A Delaware Corporation


By: /s/ Michael P. Glimcher                          December 22, 2000
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      Michael P. Glimcher                            Date
      President



EXECUTIVE


/s/ P. Martin Yates                                  December 22, 2000
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P. Martin Yates                                      Date